INTERNATIONAL DISTRIBUTOR AGREEMENT

This International Distributor Agreement (hereinafter referred to as this “Agreement”) is entered into and effective as of the _11th day of _ April, _ 2017_ (hereinafter referred to as the “Effective Date”) by and between Teledyne CARIS, Inc., having its principal place of business located at 115 Waggoners Lane, Fredericton New Brunswick E3B 2L4, Canada (hereinafter referred to as “Manufacturer”), and e-Marine Co., Ltd. located at #711, Daemyung Valeon, 127, Beobwon-ro, Songpa-gu, Seoul, 05836, Republic of Korea (hereinafter referred to as “Distributor”). Manufacturer and Distributor are sometimes referred to herein individually as a “Party” and jointly as the “Parties”.

In consideration of the representations, covenants, and agreements set forth herein, the Parties, intend ing to be legally bound, hereby agree as follows.

1. Term of Agreement

1.1 This Agreement is effective as of the Effective Date specified above and, unless terminated earlier pursuant to the termination provisions specified herein, shall expire two (2) years after the Effective Date (hereinafter referred to as the“Term”).

2. Appointment and Acceptance

2.1 Manufacturer hereby appoints Distributor as its nonexclusive distributor authorised to solicit and accept orders for the specific products and/or services of Manufacturer set forth in Schedule A. Scope of Services, attached hereto and incorporated by reference (hereinafter referred to as “Products”), from any prospective third party customer (hereinafter referred to as “Customer”) located in the geographical territory comprised of the country of the Republic of Korea (hereinafter referred to as the “Territory”), subject to the restrictions set forth in the Export Controls Section of this Agreement and Schedule A, Scope of Services, as applicable.

2.2 Distributor hereby agrees that it shall not actively seek Customers or solicit or accept orders for Products in any geographical territory other than the authorised Territory as defined above, or in violation of the Export Controls Section of this Agreement and Schedule A, Scope of Services, as applicable. Manufacturer has the right, from time to time, at its sole discretion, to change the scope of the Territory upon providing thirty (30) days prior written notice to Distributor. Distributorhereby acknowledges and agrees that it neither has, nor shall it acquire, any vested or proprietary right or interest with respect to the Territory or Customers in the Territory.

2.3 By signing this Agreement, Distributor hereby accepts its appointment hereunder upon the terms and conditions specified herein.

3. Obligations and Responsibilities of Distributor

3.1 Distributor hereby agrees that it shall satisfy the following obligations and responsibilities at all times during the Term of this Agreement:

(a)	Distributor, and any of its employees involved in the performance of this Agreement, shall conduct themselves in a manner consistent with the high ethics, image, reputation, and credibility of Manufacturer and the Products, and shall not engage in any activities that reflect adversely on Manufacturer or the Products or could be prejudicial to Manufacturer’s goodwill or commercial interests.

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(b)	Distributor shall not engage in any unfair trade practices, nor make any false or misleading representations with respect to Manufacturer or the Products. Distributor shall refrain from communicating any information with respect to the functions, capabilities, operation, performance, use, guarantees, or warranties of the Products, except as such are expressly authorised by Manufacturer or as set forth in Manufacturer’s authorised literature or other promotional materials.

(c)	Distributor, in connection with this Agreement, shall describe itself in all dealings with Customers and Products and in all associated advertising, literature, and promotional materials as an authorised distributor of Manufacturer, as applicable.

(d)	Except as authorised by Manufacturer, Distributor shall not act in a way which incurs any liabilities on behalf of Manufacturer nor pledge the credit of Manufacturer.

(e)	Distributor hereby agrees to use reasonable commercial efforts to diligently promote the sale of Manufacturer’s Products in the Territory. Distributor further agrees to cooperate fully and assist Manufacturer in maximising Manufacturer’s success within the Territory.

(f)	Distributor shall perform the additional services delineated in Schedule A, Scope of Services (hereinafter referred to as “Services”), as applicable.

(g)	In the event Distributor becomes aware of any actual or potential claim of any nature relating to this Agreement against Manufacturer by any person or entity, Distributor shall promptly notify Manufacturer of same.

(h)	Distributor shall not take part in any dispute or commence or defend any court or other dispute resolution proceedings or settle or attempt to settle or make any admission concerning any such proceedings on Manufacturer’s behalf

(i)	Distributor shall bear the entire responsibility for any and all expenses incurred in connection with its business and any and all expenses, costs, and charges it incurs in the performance of its obligations under this Agreement (including , but not limited to, lease holding expenses, salaries, utilities, third party services, advertising, and travel expenses), and Manufacturer shall not be obligated to pay any such expenses or to reimburse Distributor therefore.

4. Scope and Limitations of Distributor’s Authority

(a)	Distributor shall place its orders for Products with Manufacturer promptly upon receipt of corresponding orders from Customers, provided, however, that all such orders are subject to Manufacturer’s approval and acceptance, which shall not be unreasonably withheld or delayed.

(b)	Distributor agrees not to sell, advertise, market, or in any other way promote the sale of the Products and/or Services in any region or country outside of the Territory, without written approval from the Manufacturer.

(c)	Distributor agrees not to distribute the Products (i) by rental or by lease; (ii) in bulk for redistribution; (iii) with knowledge to be transported outside of the Territory; (iv) to other resellers or distributors; or (v) to Customers not entitled, without written approval from the Manufacturer.

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(d)	Notwithstanding the provisions of Section 4(b) above, if the Territory, as defined herein, includes one or more member countries of the European Union (“EU”), Distributor shall nonetheless be entitled to accept unsolicited orders for Products and/or Services received from Customers located in other member countries within the EU that are not included in the Territory.

(e)	Prices, credit terms, sales programmes, and Manufacturer’s Terms and Conditions of Sale between Manufacturer and Distributor shall be those adopted by Manufacturer from time to time at its sole discretion. Distributor shall have no authority to modify any such prices, credit terms, sales programmes, or Terms and Conditions of Sale or to authorise any Customer to return the Products to Manufacturer for credit, or to obligate or bind Manufacturer in any other manner.

(f)	Unless expressly authorised herein, Distributor shall not enter into any agreements or contracts or make any commitments in the name of, or on behalf of, Manufacturer, or to bind Manufacturer in any respect.

(g)	Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any warranties or guarantees with respect to the Products to any third party in excess of Manufacturer’s published warranty.

(h)	Distributor shall not employ, engage, or use other sales representatives, distributors, consultants, or any other third parties (hereinafter referred to as “Subcontractors”) to perform any of its obligations under this Agreement without the prior written consent of Manufacturer. Notwithstanding Manufacturer’s consent to use Subcontractors, Distributor shall be fully liable and responsible for the acts and performance of its Subcontractors and for ensuring its Subcontractors fully comply with all of the obligations and requirements of this Agreement.

5. Prices and Payment Terms

5.1 Manufacturer shall sell its Products to Distributor at its established distributor prices FCA Manufacturer’s designated facility in accordance with the version oflncoterms in effect as of the date of delivery (for international shipments), as set forth in Schedule B, Prices and Payment Terms, attached hereto and incorporated by reference.

5.2 Unless agreed otherwise by the Parties in writing, all prices, invoices, and related transactions shall be in United States Dollars.

6. Export Controls

6.1 The ultimate shipment of orders, delivery of technical information, and provision of technical services to Distributor, Customers, and end-users is subject to the right and ability of Manufacturer to make the sales under all decrees, statutes, rules, and regulations of the Government of Canada, and, if export or re-export of the Product is contemplated, the government(s) of the country or countries of the Product’s end-user, presently in effect, or which may be in effect hereafter, which govern exports, re-exports, or otherwise pertain to export controls, including, but not limited to, the Export and Import Permits Act, the United Nations Act, the Special Economic Measures Act, the Defence Production Act, and the Criminal Code (Canada), as well as all corresponding regulations. Any order that has been accepted by Manufacturer but that cannot be fulfilled due to law or regulations shall be considered to have been rejected when submitted to Manufacturer for acceptance and, in such case, Manufacturer shall notify Distributor of same in a timely manner.

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6.2 Distributor hereby agrees that it will disclose infonnation regarding the commercial or military end-users or end-uses to Manufacturer upon request. A “military end-user” means the national anned services (anny, navy, marine, air force, or coast guard), national guard, national police, government intelligence or reconnaissance organisations, or any person or entity whose actions or function are intended to support “milita ry end-uses”. A “military end-use” means incorporation, production, development, maintenance, operation, installation, or deployment of items described on the Canadian Export Controls List (ECL).

6.3 Further, unless it is expressly authorised by the Trade Controls and Technical Barriers Bureau of Canada (commonly referred to as the Export and Import Controls Bureau), Distributor shall not, directly or indirectly, transfer, sell, export, distribute, or otherwise dispose of Manufacturer’s Products or related technical information to any country that is listed on Canada’s Area Control List, or contrary to any sanction imposed by the Canadian Government, nor shall it make available in any manner Manufacturer’s Products or related technical information to any terrorist, terrorist group or other listed and sanctioned individual or entity against which Canada has imposed legislative measures. As of the Effective Date of this Agreement, such sanctioned, embargoed and prohibited countries or persons include: Al Qaida and the Taliban, Belarus, Burma (Myanmar), Cote d’Ivoire, Democratic Republic of Congo, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Rwanda, Sierra Leone, Somalia, Sudan, Syria, Tunisia, Egypt and Zimbabwe.

6.4 Distributor hereby agrees that it shall not, directly or indirectly, transfer, sell, export, distribute, or otherwise dispose of Manufacturer’s Products or related technical information to any person, entity, organisation, or other party identified on the U.S. Department of Commerce’s Denied Persons List, Entity List, or Unverified List (available at www.bis.doc.gov), U.S. Department of State’s Debarred Persons List (available at www.pmddtc.state.gov), or the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List (available at http://www.treasury.gov/resource-cente/rsanctions/SDN-List/Pages/default.aspx).

6.5 Distributor understands that the Canadian Government may from time to time make changes to (a) the Area Control List (Canada), (b) the United Nations Act (Canada), and (c) the Special Economic Measures Act (Canada). Similarly, the U.S. Government may from time to time make changes to (a) the list ofU.S. sanctioned, embargoed, or prohibited countries, (b) the Denied Persons List, Entity List, and Unverified List, and (c) the Specially Designated Nationals and Blocked Persons List. In order to fully comply at all times with its obligations under this Agreement, Distributor hereby understands and agrees that it is at all times responsible for identifying and complying with any and all such changes.

6.6 If Manufacturer’s Products is subject to Canada’s Controlled Goods Program, and Distributor requires access to such Product or related technical information within Canada, Distributor must comply with the requirements of the Controlled Goods Program, as outlined in Canada’s Defence Production Act and the related Controlled Goods Regulations including, but not limited to, undertaking what is required to either register or qualify for an exemption under the foregoing legislation. In addition, Distributor hereby agrees to obtain the requisite authorisation under the foregoing legislation, and acknowledges and undertakes to comply with all legal requirements regarding sharing, showing, transferring or otherwise disseminating or disposing of any of Manufacturer’s Products or related technical information that is controlled by the Defence Production Act.

6.7 The Products may not be sold in connection with any Canadian or U.S. Government Foreign Military Sales (FMS) or Foreign Military Finance (FMF) transactions.

7. Compliance with Law

7.1 Distributor hereby covenants that all of its activities under or pursuant to this Agreement do and shall comply with all applicable laws, rules, and regulations. Distributor represents and warrants to Manufacturer that it is, and shall be at all times during the Tenn of this Agreement, registered as an agent with all applicable government authorities if such registration is required in the Territory or jurisdiction of Distributor’s principal place of business. The Parties agree that in addition to any required governmental approval, approval of this Agreement may be required by some or all of the Customers and that the disclosure of this Agreement may be appropriate even though approval is not required. As such, either Party may disclose all or any part of this Agreement to third parties under the circumstances described in this Section.

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8. FCPA, CFPOA, and No Corrupt Practices

8.1 Distributor hereby warrants and represents to Manufacturer that it does and shall comply with the provisions of the U.S. Government’s Foreign Corrupt Practices Act of 1977 (“ FCPA”)(15 U.S.C. §§ 78dd-1, et seq.), the provisions of the Canadian Government’s Corruption of Foreign Public Officials Act (“CFPOA”), and any equivalent anti-corruption laws, regulations, or statutes in the Territory and in the jurisdiction of Distributor’s place ofbusiness.

8.2 Distributor hereby warrants and represents to Manufacturer that no portion of any monies paid or payable to Distributor in connection with this Agreement shall, directly or indirectly, whether in cash or in kind, be paid, received, transferred, loaned, offered, promised, or furnished (hereinafter collectively described as “paid”):

(a)	to or for the use of any officer or employee of any government or any department, agency, instrumentality, corporation, or any entity controlled thereby, or any political party or official of a political party, or any candidate for a political office, or any person acting for or on behalf of any of the foregoing, or any person or firm who has paid or will pay any portion thereof to any of the foregoing, for the purpose of improperly obtaining or retaining business, or obtaining any improper advantage for or with, or directing business to, any person or entity; or

(b)	to or for the use or benefit of any officer or employee of any government or any department, agency, instrumentality, corporation, or any entity controlled thereby for the purpose of facilitating the performance of duties of a non-discretionary nature, including, but not limited to, processing applications and papers, issuing permits, and other actions of an official, in order to expedite the performance of such duties (commonly referred to as “grease payments” or “facilitation payments”), even if such payments are of a nominal value or considered customary, routine, or arguably permitted under the FCPA or CFPOA, or

(c)	to or for the use or benefit of any individual, partnership, corporation, or other entity, or any officer or employee thereof, for the purpose of obtaining or retaining business for or with, or directing business to, any person or entity; or

(d)	in any other manner which violates the tax, currency, exchange, commercial bribe1y, or other laws, statutes, and regulations within the jurisdiction of the United States of America, Canada, the Distributor’s principal place of business, or the Territory.

8.3 Distributor must maintain complete and accurate records of all payments of any kind made by Distributor from or with respect to commissions, service fees, or other payments. Distributor must also maintain records reflecting payments, and their disposition, received from Manufacturer. Distributor acknowledges that the records shall be subject to inspection and audit by Manufacturer at any time upon Manufacturer’s request.

8.4 Distributor is required to complete an on-demandanti-bribery compliance training hosted by TRACE Anti-Bribery Compliance Solutions. The training will also prompt the Distributor to certify compliance with Teledyne Technologies Incorporated’s “Ethics Code of Conduct for Service Providers” and “Anti Corruption Summary” booklets. By signing this Agreement, Distributor certifies that Distributor and its personnel having any responsibility for implementation or performance under this Agreement have read and understand the contents of the booklets and shall comply with the standards set f01th therein.

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9. Relationship with Government Controlled Entities

9.1 Distributor must notify Manufacturer in a timely manner if any principal officers, owners, or close family members of Distributor currently serve in or represent, or begin to serve in or represent during the Term of this Agreement, any government controlled entities in the Territory, Canada, or the United States of America.

10. Trademarks, Service Marks, and Tradenames

10.1 The term “Trademarks” as used in this Agreement means Manufacturer’s trademarks, logos, service marks, tradenames, or any names closely resembling same.

10.2 Distributor hereby agrees that it shall not, without the prior express written authorisation of Manufacturer, use Manufacturer’s Trademarks (a) as part of Distributor’s corporate or business name, or in any manner Manufacturer, in its sole discretion, may consider misleading or otherwise objectionable; or (b) on its business cards, letterhead, or any other materials it creates or uses (hereinafter referred to collectively as “Materials”).

10.3 All requests for such usage must be accompanied with a sample of the Materials reflecting the specific Trademark or company name to be used as well as all other content to be included on the Materials. Any Materials that include Manufacturer’s Trademarks or company names must include a statement that properly characterises the role of Distributor as an independent distributor for Manufacturer’s Products. Any such Materials may not imply or otherwise give the appearance that Distributor is an employee or affiliate of Manufacturer.

10.4 Distributor may, during the Term of this Agreement, use Manufacturer’s Trademarks on a non-exclusive basis, solely for display or advertising purposes in connection with the solicitation of orders for the Products. In such event Distributor hereby agrees to:

(a)	only use Manufacturer’s Trademarks in compliance with all relevant Jaws and regulations of and within the United States of America, Canada, and the jurisdiction of Distributor’s principal place of business;

(b)	accord Manufacturer the right to inspect Distributor’s facilities used in connection with efforts to solicit orders for the Products in the Territory during normal business hours, with prior notice, to confirm that Distributor’s use of the Trademarks is in compliance with this Agreement;

(c)	not modify any of the Trademarks in any way and not use any of the Trademarks in connection with or on any goods or services other than the Products;

(d)	not infringe any Trademarks of Manufacturer or any of its affiliates by unauthorised use, either alone or in combination with other marks or names;

(e)	not adopt or use, or register as its own trademarks in any jurisdiction, any words, phrases, portions, combinations, foreign language equivalents, or similar variations of any Trademarks of Manufacturer or any of its affiliates;

(f)	not use Manufacturer’s Trademarks or the word “Teledyne” or “CARIS” in any of its Internet domain names;

(g)	not jeopardise Manufacturer’s or its affiliates’ rights and/or goodwill associated with the Trademarks;

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(h)	not acquire or claim any independent right, title, or interest in any Trademarks of Manufacturer or any of its affiliatesunless expressly conveyed in writing by Manufacturer; and

(i)	not contest the rights of Manufacturer and its affiliates in any of their respective Trademarks or assist or encourage any other third party to do so.

10.5 The Distributor shall not alter or remove any of the Manufacturer’s Trademarks applied to the Products, documentation, or any other material. At no time during or after the terms of this Agreement, shall the Distributor challenge or assist others to change the Manufacturer’s Trademark, or the registration thereof, or attempt to register any trademarks, marks or trade names anywhere in the world confusingly similar to those of the Manufacturer.

10.6 If Manufacturer has a good faith reason to believe that Distributor is not complying with the requirements of this Section, Manufacturer may suspend Distributor’s right to use the Trademarks until Distributor has given Manufacturer adequate assurances that it has taken protective measures and that it shall thereafter comply with the requirements of this Section. Distributor’s noncompliance with the requirements of this Section constitutes a material breach of this Agreement for purposes of possible termination by Manufacturer.

10.7 Distributor must promptly notify Manufacturer in writing of any possible infringement of the Trademarks, including infringement by any third party, or any disputes relating to or arising out of the Trademarks, as soon as Distributor becomes aware of them. Distributor shall further cooperate and render reasonable assistance to Manufacturer for the protection of the Trademarks, including, but not limited to, executing and filing user agreements as requested by Manufacturer from time to time.

10.8 Upon the expiration or termination of this Agreement, Distributor:

(a)	has no further rights to use the Trademarks in any manner;

(b)	must immediately cease and desist further use of the Trademarks;

(c)	must not adopt or use any Trademark or any portions, combinations, foreign language equivalents, or similar variations of the Trademarks which are confusingly similar thereto;

(d)	shall take any steps or acts requested by Manufacturer for establishing that Distributor has no further rights in any of the Trademarks; and

(e)	shall continue to be bound by the provisions of this Section.

11. Confidential and Proprietary Information

11.1 Each Party (the “Receiving Party”) shall keep confidential and not directly or indirectly disclose to any third party any ConfidentialInformation, as defined herein, furnished to it by the other Party (the “Disclosing Party”) in connec tion with this Agreement without the Disclosing Party’s prior written consent. “Confidential Information” as used herein includes , but is not limited to, business, financial, statistical, and commercial information, technical data and information, formulae, analyses, trade secrets, ideas, methods, processes, know how, computer programmes, designs, data sheets, schematics, configurations, and drawings. Confidential Information does not include information that:

(a)	is or becomes generally available in the public domain without Receiving Party’s breach of this Agreement;

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(b)	is or becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party when such source is not, to the best of Receiving Party’s knowledge, subject to a confidentiality obligation with Disclosing Party;

(c)	was known to or contained in the records of the Receiving Party at the time of disclosure and can be so demonstrated by Receiving Party with written evidence;

(d)	was independently developed by Receiving Party without reference to the Confidential Information, and Receiving Party can verify development of such information by written documentation; or

(e)	must be disclosed pursuant to court order or as otherwise compelled by applicable law.

11.2 Receiving Party may disclose Disclosing Party’s Confidential Information only to those of its employees that (i) have been informed of the confidentiality obligations hereunder, and (ii) have a specific need to know in order to perform their duties under this Agreement. Receiving Party and its employees may not use Disclosing Party’s Confidential Information for any purpose other than in connection with its obligations and duties under this Agreement. Each Party is responsible and liable for any material breach of this Section by its employees.

11.3 Receiving Party shall return to Disclosing Party, at its sole expense, all Confidential Information as soon as practicable after the date of expiration or termination of this Agreement. All Confidential Information remains the exclusive property of Disclosing Party during the Term of this Agreement and thereafter.

11.4 Receiving Party’s obligations with respect to the use, nondisclosure, and protection of Confidential Information received from Disclosing Party in connection with this Agreement shall survive the expiration or termination of this Agreement and continue for a period often (10) years from the later of (i) the date of expiration of this Agreement, or (ii) the date of terminationof this Agreement, or such other period as the Parties may agree.

11.5 Without limiting the generality of the foregoing, the terms and conditions of this Agreement are deemed to be Confidential Information.

12. Publicity

12.l Distributor shall obtain Manufacturer’s prior written consent before using in any manner any literature, business cards, letterhead, advertising, and any similar materials that identify or refer to Manufacturer or the Products or that use in any manner Manufacturer’s Trademarks as defined herein. Distributor hereby agrees that any publicity or advertising that it desires to release in which Manufacturer is identified in connection with the Products shall be in accordance with the terms of this Agreement and with information and data Manufacturer has furnished in connection with this Agreement. Copies of all publicity and advertising developed and/or used by Distributor shall be forwarded promptly to Manufacturer.

13. Force Majeure

13.1 Any delay or failure of either Party (hereinafter referred to in this Section as the “Affected Party”) to perform its obligations under this Agreement shall be excused if such delay or failure is the result of an unforeseeable event or occurrence beyond the reasonable control of the Affected Party and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labour problems (including lockouts, strikes, and slowdowns), inability to obtain power, utilities, material, labour, equipment, or transportation, or court injunction or order (each hereinafter referred to as a “Force Majeure Event”). In such event, the Affected Party shall notify the other Party (hereinafter referred to in this Section as the “ Other Party”) in writing as soon as possible but in no event more than five (5) days after the occurrence of the Force Majeure Event. Such notice shall specify the cause, nature, effects, and anticipated duration of the Force Majeure Event.

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13.2 In the event of the occurrence of a Force Majeure Event, the Affected Party shall (a) suspend performance only to the extent, and only for the period of time, reasonably necessary as a result of the Force Majeure Event, and (b) use reasonable commercial efforts to resume its performance as promptly as possible.

13.3 Upon cessation of the Force Majeure Event, the Affected Party shall promptly resume its performance under this Agreement and, if mutually agreed by the Parties in writing, the Term of this Agreement shall be extended for a period not to exceed the lesser of (a) the duration of the Force Majeure Event, or (b) ninety (90) days; provided however, that the Other Party may terminate this Agreement if the Affected Party’s delay or inability to perform its obligations under this Agreement continues for more than ninety (90) days after the occurrence of the Force Majeure Event.

13.4 Notwithstanding the above, neither Party is relieved of any liability for any delay or failure to perform its defence obligations with respect to third party intellectual property rights.

14. Indemnification

14.l Distributor shall indemnify, protect, and save Manufacturer, Manufacturer’s subsidiaries, affiliates, officers, directors, and employees (hereinafter referred to as the “Manufacturer Indemnitees”) harmless from all liabilities, costs, expenses, claims, demands, suits, or actions, including reasonable attorney’s fees, incurred in connection therewith, which may be asserted against Manufacturer Indemnitees for any kind of damage, including, but not limited to, damage or injury to property or persons which may be sustained by any third party or any Manufacturer Indemnitees occurring out of, or incident to, the conduct of Distributor’s performance under this Agreement, including, but not limited to, any independent representations of Distributor.

14.2 To the extent permitted by law, Distributor, for itself and on behalf of its officers, directors, and employees, hereby waives any rights that may be granted to it or to them under the laws and regulations of the United States of America, the United Kingdom, Canada or of any jurisdiction(s) within Distributor’s principal place of business or otherwise which are inconsistentwith the terms and conditions of this Agreement. Distributor hereby indemnifies and holds Manufacturer harmless from and against any and all claims, costs, damages, and liabilities whatsoever asserted by any officer, director, employee, or representative of Distributor under any applicable termination, labour,social security, or other similar laws or regulations of any jurisdiction.

15. Limitation of Liability

15.1 Notwithstanding any other Section or provision of this Agreement, under no circumstances sha ll either Party be liable for any consequential, special, incidental, indirect, multiple, administrative, or punitive damages, or any damages of an indirect or consequential nature arising out of or related to its performance under this Agreement, whether based upon breach of this Agreement, warranty, or negligence, and whether grounded in tort, contract, civil law, or other theories ofliability, including strict liability, even if advised in advance of the possibility of such damages.

15.2 Manufacturer’s total liability, including, but not limited to, its liability for indemnity, defence, and hold harmless obligations under this Agreement, is limited to no more than the amount paid by Distributor to Manufacturer against Distributor’s or Customer’s order under which such claim arises. To the extent that this limitation of liability conflicts with any other Section or provision of this Agreement, such Section or provision shall be regarded as amended to whatever extent required to make such Section or provision consistent with this Section.

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16. Termination

16.1 This Agreement automatically terminates immediately in the event either Party (a) files, or has filed against it, an application in bankruptcy, (b) has a receiver appointed, or (c) makes a general assignment for the benefit of creditors.

16.2 Manufacturer, at its sole discretion, may terminate this Agreement immediately in the event Distributor:

(a)	fails to comply with its obligations under the Trademarks, Service Marks, and Tradenames Section of this Agreement;

(b)	fails to comply with its obligations under the Confidential and Proprietary Information Section of this Agreement;

(c)	fails to meet its minimum purchases requirements (if applicable) under this Agreement;

(d)	fails to conduct itself in a manner consistent with the high image, reputation, and credibility of Manufacturer and the Products or engages in any activities that reflect adversely on Manufacturer or the Products;

(e)	engages in any unfair trade practices with respect to Manufacturer or the Products, makes any false or misleading representations with respect to Manufacturer or the Products, or violates any applicable laws, rules, and regulations;

(f)	is identified on the (a) U.S. Department of Commerce’s Denied Persons List, Entity List, or Unverified List, (b) the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, or (c) the U.S. Department of State’s Debarred Persons List; or

(g)	makes or undergoes any significant changes to the status of any of Distributor’s key principals or employees involved in the performance of this Agreement, including, but not limited to, termination of employment, suspension, or reassignment, and any such changes that are reasonably determined by Manufacturer to not be in its best interests .

16.3 This Agreement may be terminated by either Party to this Agreement (hereinafter referred to as the “Terminating Party”) if:

(a)	the Terminating Party is not itself in material breach or default of this Agreement; and

(b)	the other Party (hereinafter referred to as the “Breaching Party”) materially breaches any material term or condition, or defaults in the performance, of this Agreement, or breaches any covenant or warranty made by it in this Agreement and the material breach or default remains uncured for a period often (10) calendar days after written notice to cure such material breach or default is provided by the Terminating Party to the Breaching Party pursuant to this Section.

16.4 Either Party to this Agreement may terminate this Agreement at any time and without cause upon giving the other Party at least thirty (30) days prior written notice of termination.

16.5 Unless expressly agreed otherwise in this Agreement, in the event of expiration or termination of this Agreement pursuant to this Section, Manufacturer has no obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, including , but not limited to, the loss by Distributor of present or prospective sales, investments, profits, compensation, or goodwill.

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16.6 Upon the expiration or termination of this Agreement, Distributor shall:

(a)	immediately and forever thereafter cease to promote, market, advertise, solicit, or accept orders for Manufacturer or Manufacturer’s Products;

(b)	not represent in any manner that it is a distributor or is otherwise associated with Manufacturer or Manufacturer’s Products in any capacity or manner;

(c)	return or cause to be returned to Manufacturer, upon Manufacturer’s written instructions, any and all demonstration products, sales promotion materials, and other materials which are the property of Manufacturer and which have not been expended or consumed in connection with Distributor’s performance under this Agreement; and

(d)	provide Manufacturer, within ten (10) days after expiration or termination of this Agreement, a list of active quotations, proposals, and pending sales (hereinafter referred to as the “List of Pending Orders”).

16.7 In the event Distributor has any unsold inventory of Manufacturer’s Products on hand as of the date of termination of this Agreement, Manufacturer, in its sole discretion, shall either:

(a)	authorise Distributor to continue soliciting and accepting orders for such Products after the termination of this Agreement until such inventory is depleted, or

(b)	authorise Distributor to return such Products to Manufacturer, in which case Manufacturer shall refund to Distributor the original purchase price of such Products, provided such Products are in a new, undamaged, and saleable condition.

16.8 Termination of this Agreement for any reason shall not affect any rights or liabilities accrued at the date of termination.

17. Terms and Conditions of Sale

17.1 Manufacturer’s Terms and Conditions of Sale, as provided and available on Manufacturer’s Internet Website, shall apply to all quotations and proposals made to, and all orders placed by, Distributor. Manufacturer’s acceptance of any and all orders placed by Distributor, and any changes or amendments thereto, is expressly conditioned upon Distributor’s assent to these terms and conditions. Unless expressly agreed to in writing by a duly authorised representative of Manufacturer, Manufacturer objects to, and shall not be bound by, any terms or conditions that differ from or add to Manufacturer’s Terms and Conditions of Sale. In the event that Manufacturer modifies its Terms and Conditions of Sale, the revision in effect at the time of order placement shall apply. The Internet address of Manufacturer’s Internet Website as well as the location of Manufacturer’s Terms and Conditions of Sale is delineated on Schedule C, Notices, attached hereto and incorporated by reference.

18. Governing Law

18.1 This Agreement is written and construed in the English language and its interpretation in any judicial or arbitration proceedings shall be in accordance with the meaning of the words and phrases in Canada, and performance of the Parties is construed and governed in accordance with the laws of the Province of New Brunswick, Canada, excepting its laws and rules relating to conflict of law. Neither (a) the United Nations Convention on Contracts.for the International Sale of Goods, (b) the 1974 Convention on the Limitation Period in Contracts for the International Sale of Goods (hereinafter referred to as the”1974 Convention”), nor (c) the Protocol Amending the 1974 Convention done at Vienna, Austria, on April 11, 1980, apply in any manner to the interpretation or enforcement of this Agreement.

© Teledyne Technologies Incorporated	Page 11 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

19. Disputes and Arbitration

19.1 The Parties shall attempt to resolve any dispute, controversy, or claim arising under or relating to this Agreement, including its interpretation, perfo1mance, or termination. If the Parties are unable to resolve such dispute, either Party may refer the dispute to arbitration. The arbitration shall be conducted in English and in accordance with the ADRIC Arbitration Rules of the ADR Institute of Canada, Inc., which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the decision and/or award, shall take place in Fredericton, New Brunswick, Canada, and shall be the exclusive forum for resolving the dispute, controversy, or claim. The arbitrator shall make the final determination as to any discovery disputes between the Parties. Examination of witnesses by the Parties and by the arbitrator shall be permitted. A written transcript of the hearing shall be made and furnished to the Parties. The cost of this transcript shall be borne equally by the Parties. The award and/or decision of the arbitrator shall (a) state the reasons upon which the award is based and (b) shall be final and binding upon the Parties. The expense of the arbitration, including, but not limited to, the award of attorneys’ fees to the prevailing Party, shall be paid as the arbitrator determines. Both Parties waive their right to any appeal under any system of law. The award shall be enforceable before any court of competent jurisdiction upon the application to such court by either Party. The arbitrator shall be instructed that no award may be made of consequential, punitive or multiple damages.

19.2 Distributor consents to the operation of this Section and irrevocably waives its sovereign immunity from all actions or proceedings in connection with any arbitration or post-arbitral enforcement.

20. Relationship of the Parties

20.1 Manufacturer and Distributor are independent contractors. The relationship between Manufacturer and Distributor is neither that of employer and employee nor does this Agreement intend or deem to establish any partnership or joint venture of any kind.

21. Modifications to Agreement

21.1 Except where Manufacturer has the unilateral right to make changes to this Agreement as specified herein, no modification or change may be made to this Agreement except by written instrument signed by duly authorised representatives of Manufacturer and Distributor.

22. Notices

22.1 All notices givenunder this Agreement shall be in writing addressed to the Parties at their respective addresses as set forth in Schedule C, Notices. All notices, demands or other communications required or permitted to be given or made shall be in writing and delivered personally or sent by prepaid mail, facsimile, cable, email, or courier addressed to the intended recipient at its address or at its electronic address. Regardless of the method of transmittal, the sending Party is responsible for obtaining a return receipt for the notice, demand, or communication.

22.2 Either Party may change its address or its facsimile number for purposes of this Agreement by giving the other Party written notice of its new address.

23. Assignment

23.1 This Agreement may not be assigned, delegated, sublicensed, or transferred, whether by operation of law or otherwise, by either Party, without the written consent of the other Party, and any attempted assignment, delegation, sublicense, or transfer without such written consent is void and of no effect, provided, however, that consent is not required with respect to any assignment, delegation, sublicense, or transfer of this Agreement or the rights of Manufacturer to Teledyne Technologies Incorporated or any of its respective subsidiaries or affiliates or to any purchaser of all, or substantially all, of Manufacturer’s assets. This Agreement is binding upon, and inures to the benefit of, the permitted successors and assigns of Manufacturer and Distributor.

© Teledyne Technologies Incorporated	Page 12 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

24. Waiver

24.1 None of the terms, conditions, or provisions of this Agreement shall be waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorised representative of the Party entitled to the benefit of the term, condition, or provision. Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any of the terms and conditions of this Agreement, or any rights with respect thereto,is not a continuing waiver or a waiver of any other rights or of any material breach or failure of perfonnance of the other Party.

25. Severability

25.1 If any tenn, condition, or provision of this Agreement is invalid, ineffective, or unenforceable under present or future laws, then the remainder of the terms, conditions, and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

26. No Rights by Implication

26.1 This Agreement grants no rights or licenses with respect to Manufacturer’s Products or Trademarks other than those rights or licenses expressly granted in this Agreement.

27. Order of Precedence

27.l In the event of a conflict between the terms, conditions, and provisions of this Agreement and the terms, conditions, and provisions of Manufacturer’s End User License Agreement and/or Manufacturer’s Terms and Conditions of Sale, the following order of precedence shall apply:

(a)	This Agreement;

(b)	Manufacturer’s End User License Agreement; and

(c)	Manufacturer’ s Terms and Conditions of Sale.

28. Parties to Agreement

28.1 The Parties to this Agreement are Manufacturer and Distributor, and unless expressly stated otherwise in this Agreement, no other persons, parties, or entities have any rights or receive any benefits under it, including pursuant to the Contracts (Rights of Third Parties) Act 1999, except where such rights are expressly granted by Sections 6, 12, 13, 20 and 25, but this does not affect any right or remedy of a third party which exists, or is available, apart from that Act. Manufacturer is an independently functioning subsidia ry, affiliate, or operational business unit of Teledyne Technologies Incorporated. The other subsidiaries, affiliates, and business units of Teledyne Technologies Incorporated are not parties to this Agreement, have no obligations or duties under this Agreement, and are unrelated third parties for all purposes.

29. Schedules

29.1 All Schedules referred to herein are expressly made a part of this Agreement.

30. Headings

30.1 The headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretationthereof ..

© Teledyne Technologies Incorporated	Page 13 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

31. Survival

31.1 Any Section or provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement, or which by its nature should survive, shall survive any termination or expiration of this Agreement and continue in full force and effect.

32. Counterparts

32.1 This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

33. Entire Agreement

33.1 This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written, or implied, and sets forth the entire agreement between Manufacturer and Distributor with respect to its subject matter. In the event of any discrepancy between this Agreement and any order solicited by Distributor, the terms of this Agreement shall govern.

(signature page follows)

© Teledyne Technologies Incorporated	Page 14 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed and delivered as of the date first written above.

© Teledyne Technologies Incorporated	Page 15 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

SCHEDULE A-

SCOPE OF SERVICES

1.	Products

Distributor is hereby authorised to sell the following Manufacturer’ s Products in the Territory pursuant to the terms of this Agreement:

●	Teledyne CARIS, Inc. Commercial-off-the-shelf (COTS) Software Licenses. A Software License includes all or any portion of the computer software produced by Teledyne CARIS, Inc., associated codes, technology and hardware supporting documentation and other related materials); and

●	Teledyne CARIS, Inc. Subscription Program; and

●	Teledyne CARIS, Inc. Professional Services, including but not limited to training and consultancy.

●	All software license sales are subject to the terms and conditions of Manufacturer’s End User License Agreement which can be found at www.teledynecaris.com/eula.

2.	Distributor Limitations

Distributor is prohibited from selling any of Manufacturer’s Products not specifically authorised above. Manufacturer reserves the right to sell the aforementioned Products directly to Customers in the Territory.

Distributor is not authorized to provide training for Customers. Manufacturer shall conduct all training for Customers. Training material shall only be provided to Customers that have purchased authorized training.

Distributor is not authorized to provide technical support on the Products. Manufacturer will provide support to Customers that have purchased a Subscription Program. This includes Product updates.

In addition, Manufacturer may contact Customers directly to ensure satisfaction with the Products.

Under no circumstances shall Distributor or any Customer duplicate or reproduce the Product into any medium, nor shall Distributor or any Customer copy loan, sell, or otherwise share Manufacturer’s intellectual property with any third party.

3.	Reports

Distributor shall keep Manufacturer informed as to competitive and economic conditions within the Territory that may affect the marketing or sales ofManufacturer’s Products. If requested by Manufacturer, Distributor shall provide Manufacturer with timely written reports on relevant matters such as Customer contacts, business trends, production planning of prospective Customers in the Territory, market forecasts, details of sales indicating Customer names, locations, part numbers, quantities, unit prices, trends and developments of competitive products, competitive companies, new products and techniques, and other information on developments within Distributor’s sales and marketing network.

Such reports shall be furnished by Distributor at no cost to Manufacturer, and shall become and remain the property of Manufacturer.

© Teledyne Technologies Incorporated	Page 16 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

Distributor shall keep full, clear and accurate records of the number of copies of the Products provided to Customers or used by the Distributor internally, the identity and location of each Customer to whom the Products are provided by the Distributor and such other matters as the Manufacturer may reasonably request, and shall provide such records to Manufacturer may request.

4.	Covenant Not to Compete

Unless otherwise expressly agreed in writing by Manufacturer, Distributor, during the Term of this Agreement, shall not, directly or indirectly design or manufacture any products which compete or potentially compete with Manufacturer’s Products covered by this Agreement.

Products with similar features and functions to those of Manufacturer’s Products are considered to be competing products.

Distributor shall give priority to the sale of the Products over those in competition with the Manufacturer. If Distributor cannot fulfill the requirementsof a legallybinding Customer contract using the Products, Distributor shall inform the Manufacturer in writing.

5.	Distributor Training

Distributor must be trained and up-to-date on the Products to be sold by Distributor. Distributor must be knowledgeable with respect to the functions, capabilities, operation, performance, and use of Manufacturer’s Products.

For standard training course held at Manufacturer’s offices, the Manufacturer will provide training to the Distributor’s personnel at no fee. Specialized training tailored for the Distributor, or training attended by the Distributor at other locations,will be provided at the regular training rates, to cover the cost of the training personnel. In all cases, the Distributor is responsible for travel and living expenses.

6.	Product Changes

Manufacturer shall endeavour to keep Distributor informed regarding any changes to the Products, and shall provide updates to new Product enhancements and modifications.

7.	Demonstration Products

Manufacturer may, at its sole discretion, require Distributor to purchase certain Products for the purpose of providing demonstrations to Customers (hereinafter referred to as the “Demonstration Products”). The Demonstration Products, at the sole option and discretion of Manufacturer, may be purchased by Distributor at specially discounted prices and/or on extended payment terms, or provided to Distributor at no cost.

For the Term of this Agreement, Manufacturer shall provide the following Demonstration Product to Distributor at no cost:

License #CK.9607012: Teledyne CARIS Software: BASE Editor, HIPS and SIPS Professional, HPD Server, HPD Source Editor, HPD Product Editor, HPD Paper Chart Editor, Paper Chart Composer and S- 57 Composer

Distributor shall use the latest available versionof this Demonstration Product for marketing and sales demonstration purposes only. Distributoris able to download software updates from the Manufacturer’s website during the term of this agreement.

© Teledyne Technologies Incorporated	Page 17 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

Risk of loss or damage to Demonstration Products leased or loaned to Distributo r by Manufacturer shall remain with Distributor while the Demonstration Products are in the possession or custody of Distributor. Distributor shall ensure that such Demonstration Products are insured against theft, damage, and loss and properly cared for and maintained. Such Demonstration Products shall only be shown to Customers in full working condition.

The sale of any Demonstration Products to Customers is subject to the prior written consent of Manufacturer.

Upon the expiration or termination of this Agreement, Distributor shall promptly return all Demonstration Products previously furnished by Manufacturer to Distributor on a leased, loaned, or no-cost basis, without retaining copies.

Demonstration Products may not be retained by Distributor as settlement or partial settlement of any claim by Distributor against Manufacturer or as an offset against any payments due.

8.	Sales Promotion Materials and Assistance

To the extent available, Manufacturer shall provide Distributor appropriate quantities of Product catalogues, brochures, maintenance manuals, and other descriptive literature (hereinafter referred to as “Sales Promotion Materials”) subject to applicable export controls and authorisation. Unless otherwise agreed, such Sales Promotion Materials shall be in the English language. Distributor shall not, without the prior written authorization of the Manufacturer, prepare, alter, use or distribute any Sales Promotion Materials obtained from any other source other than Manufacturer for the purpose of promoting the Products.

9.	Product and Technical Documents

Unless expressly stated otherwise in this Agreement, all Product and technical information provided by Manufacturer to Distributor and/or Customers, including, but not limited to, technical manuals, maintenance manuals and documentation, specifications, drawings, and software documentation, shall be in the English language. Any translations into languages other than English shall be at Distributor’s sole expense and shall be subject to the prior approval of Manufacturer. Distributor shall be solely responsible for the accuracy of any translations. Manufacturer may, at its sole discretion, require Distributor to submit a certificate of translation accuracy prepared by a qualified professional translation service. In the event Manufacturer becomes aware of any material inaccuracies in the translation, Distributor shall make corrections as directed by Manufacturer.

© Teledyne Technologies Incorporated	Page 18 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

SCHEDULER

PRICES AND PAYMENT TERMS

1.	Prices

The prices to be charged by Manufacturer to Distributor for Products will follow the Manufacturer’s list pnce.

Distributorwill receive a 30% discount off the list price for Software License sales and 30% discount off the list price for Subscription Program sales made in the Territory.

After the first year of this agreement the discount for the second year of this Agreement can be revised and will be determined based on the net sales (i.e. sales amounts after discounts) of the first year of this Agreement.

Net Sales in first year of this Agreement	Discount for Products in the second year of this Agreement
< $50, 000 USD	15%
$50,000 - $150,000 USD	20%
$150,001 - $200,000 USD	25%
> $200,001	30%

The discount will not be offered by Manufacturer to Distributor on the sales made on Professional Services.

The discount will not be offered on Product sales made directly by Manufacturer in the Territory.

Distributor shall provide Manufacturer with the contact names and addresses for those Customers or third parties to whom the Distributor is proposing a sale. Distributor will request a quotation from the Manufacturer for each sale opportunity that the Distributor is pursuing. The Manufacturer’s quote will be for the list price less the above mentioned discount. Distributor will not mark up the price of the Products and services above the Manufacturer’s list price.

The Manufacturer may cancel any accepted orders or refuse or delay shipment of any orders if the Distributor becomes delinquent in payment of its obligations or fails to meet any credit, financia l or other obligation arising under this Agreement. Refusal or cancellation of any order or the withholding of shipments shall not constitute a termination or breach of this Agreement.

Manufacturer may, from time to time and in its sole discretion, change its price lists.

2.	Payment Terms

The terms of payment are net thirty (30) days from date of invoice, payable in United States Dollars by wire transfer to the bank or account that Manufacturer from time to time designates in writing (hereinafter referred to as the “Manufacturer’s Account”). Amounts are considered to be paid as of the day on which funds are received in Manufacturer’s Account. All amounts due to Manufacturer but not paid by Distributor on the due date bear interest payable in United States Dollars at a rate that is equal to the lesser of (i) one percent (1%) per annum above the prime interest rate announced from time to time by the financial institution which maintains Manufacturer’s Account, or (ii) the maximum interest rate permitted under applicable law. Interest accrues on the balance of unpaid amounts from the date on which portions of those amounts become due until payment in full.

© Teledyne Technologies Incorporated	Page 19 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

All sums payable under this Agreement are exclusive of any value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax or other applicable sales tax, (hereinafter referred to as “VAT”) which shall be added to the sum in question. A VAT invoice shall be provided against any payment.

3.	Offset

Manufacturer may offset any amounts due Distributor under this Agreement against any amounts owed Manufacturer by Distributor at any time, including in the event Distributor files or has filed against it an application in bankruptcy, a receiver is appointed for Distributor, Distributor makes a general assignment for the benefit of creditors, or Distributor discontinues its business operations.

© Teledyne Technologies Incorporated	Page 20 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016

SCHEDULE C

NOTICES

Notices and other communications shall be sent to the following addresses and numbers of the Parties:

If to Distributor:	e-Marine Co., Ltd.
#711, Daemyung Valeon, 127, Beobwon-ro, Songpa-gu,
Seoul, 05836, Republic of Korea
	Telephone:	+82 (0)70 7204 9345
	Facsimile:	+82 (0)2 2266 9666
	Email:	peter-kim@emarine.co.kr

If to Manufacturer:	Teledyne CAR.IS, Inc.
115 Waggoners Lane
Fredericton New Brunswick E3B 2L4 Canada
	Attention:	Contracts and Compliance
	Telephone:	1-506 -458-8533
	Facsimile:	l -506-459-3849
	Email:	caris-info@teledyne.com

Manufacturer Internet Website:	www.teledynecaris.com
Manufacturer Terms and Conditions of Sale:	www.teledynecaris.co m/terms-and-conditions/
With a copy to:	Teledyne Technologies Incorporated 1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
	Attention:	Vice President and Chief ComplianceOfficer
	Telephone:	(805) 373-4168
	Facsimile:	(805) 373-4163

© Teledyne Technologies Incorporated	Page 21 of 21	Form D-1-Canada (No US Sales), Revision 6-Sep-2016